Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Nick Laudico/Zack Kubow (646) 536-7030/7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Media: The Ruth Group Jason Rando (646) 536-7025 jrando@theruthgroup.com

Symmetry Medical Closes $200 Million Credit Facility

Agreement Includes a $100 Million Accordion Feature

Warsaw, Indiana, November 3, 2010 – Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry and other medical markets, announced today that it has entered into a $200 million senior secured revolving credit facility, effective November 3, 2010.  The credit facility includes an “accordion feature” that permits expansion of the borrowing capacity up to $300 million. The credit facility has a term of five years.

Initial borrowings of approximately $89 million under the credit facility were used to retire existing debt, including the existing term loans and revolving credit facility, due in June 2011.  The balance of the facility is available for general corporate and working capital requirements, international expansion and permitted acquisitions.

The new credit facility is priced at LIBOR plus an applicable percentage, ranging from 175 basis points to 275 basis points, based on the Company’s leverage ratio.

J.P. Morgan Securities LLC and Wells Fargo Bank Securities, LLC acted as Joint Lead Arrangers and Joint Bookrunners for the credit facility and Periculum Capital Company, LLC served as placement agent.  JPMorgan Chase Bank, N.A. was Administrative Agent and Wells Fargo Bank, National Association was Syndication Agent.  Bank of America, N.A., Fifth Third Bank and PNC Bank, National Association served as Co-Documentation Agents.  Other participating lenders include The Northern Trust Company and U.S. Bank National Association.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “We are very pleased with the outstanding support received from our new banking group as they see us as a good investment.  The rates and terms of this agreement are much better than what we expected earlier this year and we are looking forward to utilizing this expanded capacity to drive both organic growth as well as reviewing strategic acquisitions to drive increased shareholder value.”

Mr. Moore went on to say, “I would also like to thank Fred Hite, Chief Financial Officer of Symmetry Medical, and David Milne, General Counsel & Senior Vice President of Human Resources for their outstanding leadership in completing this very significant agreement for our Company.”

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business, which are not historical facts, may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "will," "should," "expect," "believe," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the "Risk Factors" and "Forward Looking Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

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